================================================================================
Ocwen Asset Investment Corp.
1675 Palm Beach Lakes Boulevard
West Palm Beach, FL  33401
NYSE Symbol: OAC
================================================================================

NEWS RELEASE: IMMEDIATE                                       SEPTEMBER 22, 1998

OCWEN ASSET INVESTMENT CORP. ANNOUNCES THIRD QUARTER DIVIDEND AND STOCK REPURCHASE PROGRAM

WEST PALM BEACH, FL -- Ocwen Asset Investment Corp. (NYSE: OAC), a hybrid mortgage REIT, announced today that its Board of Directors declared a third quarter 1998 cash dividend of $0.44 per share, payable to shareholders of record on September 30, 1998, with payment to be made on October 15, 1998. In addition, OAC announced that its Board of Directors authorized a program to repurchase up to $10 million of its issued and outstanding shares of common stock commencing after the date on which OAC announces its third quarter earnings.

THIRD QUARTER DIVIDEND

OAC's Board of Directors declared a cash dividend of $0.44 per share for the third quarter of 1998. This dividend is payable to shareholders of record on September 30, 1998, and payment is to be made on October 15, 1998.

Christine A. Reich, President of OAC, stated, "The increase in our third quarter dividend as compared to dividends in each of the first two quarters of 1998 reflects the continued growth in our asset base."

From its initial public offering through September 15, 1998, OAC closed transactions, net of repayments, totaling approximately $943.7 million, of which approximately $888.3 million have been funded.

STOCK REPURCHASE PROGRAM

As approved by OAC's Board of Directors, OAC is authorized to repurchase up to $10 million of its issued and outstanding shares of common stock commencing after the date on which OAC announces its third quarter earnings.

William C. Erbey, Chairman and Chief Executive Officer of OAC, stated, "This reflects our view that OAC's common stock is currently undervalued." Mr. Erbey added, "We believe that this repurchase program offers an opportunity to efficiently use our capital, underscore our confidence in OAC's future and enhance shareholder value."

Any such purchases will be at times, at prices per share, in amounts and through solicited or unsolicited transactions in the open market, on the New York Stock Exchange or in privately negotiated transactions, in each case as OAC deems appropriate depending on market conditions, corporate requirements and applicable securities laws. OAC expects to fund any repurchases from operating cash flows and cash on hand. In accordance with Virginia corporate law, any repurchased shares will become authorized but unissued shares available for general corporate purposes. No time limit has been placed on the duration of the stock repurchase program, and OAC reserves the right to discontinue the repurchase program at any time. OAC specifically disclaims any obligation to make further announcements regarding the program's status.

--------------------------------------------------------------------------------
Contact                         Christine A. Reich                (561) 681-8957
--------------------------------------------------------------------------------

OTHER

On September 21, 1998, OAC agreed to purchase a 54% participation interest in a performing commercial loan with an outstanding principal balance of approximately $117 million. Concurrent with the closing of this acquisition, Ocwen Federal Bank FSB would acquire the remaining 46% participation interest in the loan and would service the loan. The loan is secured by a mixed-use hotel, retail and entertainment complex located in the Midwest. The complex comprises over 500 hotel rooms, 35,000 square feet of meeting space, 180,000 square feet of retail and entertainment space and 1,500 parking spaces. The acquisition of the loan is expected to occur in early October but is subject to various closing conditions, several of which are dependent upon third parties.

In the next few days, and consistent with previous announcements, OAC will file a registration statement with the Securities and Exchange Commission (the "SEC") as the first step in effecting its planned exchange offer for its 11.5% Senior Notes Due 2005 whereby the holders of the Senior Notes will receive new Senior Notes which have been registered with the SEC.

As of June 30, 1998, OAC's book value per share was $14.43, and its securities available for sale portfolio amounted to $415 million. Due to accelerated prepayment speeds, widening mortgage spreads and declining marketplace liquidity, OAC had an approximately $15.5 million unrealized loss on securities available for sale at August 31, 1998, as opposed to an unrealized gain of $0.1 million at June 30, 1998. OAC will evaluate whether and to what extent the loss, updated for September market conditions (which OAC believes will reflect continued volatility), is "other than temporary" and will make that decision as of September 30, 1998, in connection with reporting its results for the third quarter.

OAC is a hybrid real estate investment trust (commonly known as a REIT) headquartered in West Palm Beach, Florida. OAC invests in underperforming commercial real estate, subordinate commercial mortgage-backed securities and subordinate and residual residential mortgage-backed securities.

Certain statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology such as "believe," "consider," "expect," "intend," "may," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, international, national, regional or local economic environments, government fiscal and monetary policies, prevailing interest or currency exchange rates, government regulations affecting real estate investment trusts, credit, prepayment, basis and asset/liability risks, loan servicing effectiveness, the course of negotiations and the ability to reach agreement with respect to the material terms of any particular transaction, satisfactory due diligence results, satisfaction or fulfillment of agreed upon terms and conditions of closing or performance, the financial and securities markets, the availability of and costs associated with obtaining adequate and timely sources of liquidity, size and nature of the secondary market for mortgage loans and the market for securitizations, geographic concentrations of assets, other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and securities investments, and other risks detailed from time to time in OAC's reports and filings with the SEC, including its Registration Statement on Form S-11 and periodic reports on Forms 10-Q, 8-K and 10-K.

--------------------------------------------------------------------------------
Contact                         Christine A. Reich                (561) 681-8957
--------------------------------------------------------------------------------

                                       6